EXHIBIT 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

April 14, 2010

Ameris Bancorp Announces Pricing of Common Stock Offering

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia – Ameris Bancorp, a $2.42 billion financial holding company and parent company of Ameris Bank, today announced the pricing of an underwritten public offering of 8,237,500 shares of its common stock at a price of $9.50 per share, for gross proceeds of approximately $78.3 million. The net proceeds of the offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $73.9 million. The Company expects to close the sale of common stock, subject to customary conditions, on or about April 20, 2010.

Keefe, Bruyette & Woods is acting as lead manager and sole book runner for the offering, with Sterne, Agee & Leach, Inc. serving as co-manager. The Company has granted the underwriters a 30-day option to purchase up to an additional 1,235,625 shares of the Company’s common stock to cover over-allotments, if any.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The offering will be made only by means of a prospectus, copies of which may be obtained from Keefe, Bruyette & Woods, Equity Syndicate Department, at 787 Seventh Avenue, 4th Floor, New York, New York 10019, or toll free at 1-800-966-1559.

Ameris Bancorp is headquartered in Moultrie, Georgia. At the end of the most recent quarter, it had 53 locations in select markets in Georgia, Alabama, Florida and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.